Filed pursuant to Rule 433
Registration No.: 333-165171
Free Writing Prospectus dated September 15, 2010
$1,301,450,000
Nissan Auto Receivables 2010-A Owner Trust
Issuing Entity

Nissan Auto Receivables Corporation II	Nissan Motor Acceptance Corporation
Depositor	Sponsor, Seller and Servicer
The depositor has prepared a preliminary prospectus supplement dated September 13, 2010, as supplemented by the supplement dated September 15, 2010, and prospectus dated September 13, 2010 which describe the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s		Fitch
Class A-1 notes	P	-1	F1+
Class A-2 notes	Aaa		AAA
Class A-3 notes	Aaa		AAA
Class A-4 notes	Aaa		AAA
It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

BofA Merrill Lynch			HSBC	RBS

BNP PARIBAS	Citi	J.P. Morgan	MITSUBISHI UFJ SECURITIES	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-294-1322.